EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To The Board of Directors
Zions Bancorporation


We consent to incorporation by reference herein of our report dated February 7, 2000 relating to the consolidated balance sheet of Zions Bancorporation as of December 31, 1999 and the related consolidated statements of income, cash flows, and changes in shareholders' equity and comprehensive income, for each of the years in the two year period then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Zions Bancorporation, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP
Salt Lake City, Utah
September 28, 2001